As filed with the U.S. Securities and Exchange Commission on March 23, 2021

  Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HOTH THERAPEUTICS, INC.

(Exact name of Registrant as specified in its charter)

Nevada	82-1553794
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

1 Rockefeller Plaza, Suite 1039

New York, New York 10020

(646) 756-2997

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robb Knie

Chief Executive Officer

Hoth Therapeutics, Inc.

1 Rockefeller Plaza, Suite 1039

New York, New York 10020

(646) 756-2997

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard A. Friedman, Esq.

Nazia Khan, Esq.

Sheppard, Mullin, Richter & Hampton LLP
30 Rockefeller Plaza
New York, NY 10112
Telephone: (212) 653-8700

Approximate date of commencement of proposed sale to the public: From time to time, after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of  “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)
Common Stock, $0.0001 par value per share (4)	15,569,621	$2.17	$33,786,077.57	$3,687

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock offered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act based upon the average of the high and low prices for a share of the registrant’s common stock as reported on The Nasdaq Capital Market on March 19, 2021.

(3)	Calculated in accordance with Rule 457(c) under the Securities Act.

(4)	Represents the resale of (i) 6,826,962 shares of common stock, (ii) 767,975 shares of common stock issuable upon the exercise of the pre-funded warrants issued in a private placement described herein, (iii) 7,594,937 shares of common stock issuable upon the exercise of the warrants issued in a private placement described herein and (iv) 379,747 shares of common stock issuable upon the exercise of the placement agent warrants issued in a private placement described herein.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders listed herein may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell the securities and it is not soliciting an offer to buy the securities in any state where offers or sales are not permitted.

PRELIMINARY PROSPECTUS

Subject to completion, dated March 23, 2021

15,569,621 Shares of Common Stock

The selling shareholders named in this prospectus may use this prospectus to offer and resell from time to time up to 15,569,621 shares of our common stock, par value $0.0001 per share, which are comprised of (i) 6,826,962 shares (the “Shares”) of our common stock issued in a private placement on March 10, 2021 (the “Private Placement”), pursuant to that certain Securities Purchase Agreement by and among us and certain investors, dated as of March 8, 2021 (the “Securities Purchase Agreement”), (ii) 767,975 shares (the “Pre-funded Warrant Shares”) of our common stock issuable upon the exercise of the pre-funded warrants (the “Pre-funded Warrants”) issued in the Private Placement pursuant to the Securities Purchase Agreement, (iii) 7,594,937 shares (the “Common Stock Warrant Shares” and together with the Pre-funded Warrant Shares, the “Warrant Shares”) of our common stock issuable upon the exercise of the warrants (the “Common Stock Warrants” and together with the Pre-funded Warrants, the “Warrants”) issued in the Private Placement pursuant to the Securities Purchase Agreement we issued to such investors and (iv) 379,747 shares (the “Placement Agent Warrant Shares”) of our common stock issuable upon the exercise of the placement agent warrants (the “Placement Agent Warrants”) issued in connection with the Private Placement.

The Shares, the Warrant Shares and the Warrants were issued to the investors in reliance upon the exemption from the registration requirements in Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506 of Regulation D promulgated thereunder. The Placement Agent Warrants and the Placement Agent Warrant Shares were issued to the placement agent in reliance upon the exemption from the registration requirements in Section 4(a)(2) of the Securities Act. We are registering the offer and resale of the Shares and Warrant Shares to satisfy the provisions of that certain registration rights agreement, dated March 8, 2021 (the “Registration Rights Agreement”), pursuant to which we agreed to register the resale of the Shares and the Warrant Shares.

We are not selling any common stock under this prospectus and will not receive any of the proceeds from the sale of shares by the selling shareholders. We will, however, receive the net proceeds of any Warrants or Placement Agent Warrants exercised for cash.

The selling shareholders identified in this prospectus may offer the shares from time to time through public or private transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The registration of the shares of common stock on behalf of the selling shareholders, however, does not necessarily mean that any of the selling shareholders will offer or sell their shares under this registration statement or at any time in the near future. We provide more information about how the selling shareholders may sell their shares of common stock in the section entitled “Plan of Distribution” on page 20.

The selling shareholders will bear all commissions and discounts, if any, attributable to the sale or disposition of the shares, or interests therein and all costs, expenses and fees in connection with the registration of the shares. We will not be paying any underwriting discounts or commissions in this offering or costs, expenses, and fees in connection with the registration of the shares of common stock described in this prospectus. We will pay the expenses of registering the shares.

Our common stock is traded on The Nasdaq Capital Market under the symbol “HOTH.” On March 22, 2021, the last reported sale price of our common stock was $2.18 per share.

We are an “emerging growth company” under the federal securities laws and, as such, are subject to reduced public company reporting requirements.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

An investment in our common stock involves a high degree of risk. See “Risk Factors” on page 8 of this prospectus for more information on these risks.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2021.

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the selling shareholders have authorized anyone to provide you with different information. Neither we nor the selling shareholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Since the respective dates of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

i

SUMMARY

The following summary highlights some information from this prospectus. It is not complete and does not contain all of the information that you should consider before making an investment decision. You should read this entire prospectus, including the “Risk Factors” section on page 8, the financial statements and related notes and the other more detailed information appearing elsewhere or incorporated by reference into this prospectus and any applicable prospectus supplement.

Overview

We are a clinical-stage biopharmaceutical company and were formed in May 2017 to initially focus on developing new generation therapies for dermatological disorders. We believe that our pipeline has the potential to improve the quality of life for patients suffering from indications including atopic dermatitis (also known as eczema), chronic wounds, psoriasis, asthma and acne. Since our formation, we have expanded our business to also focus on developing (i) a topical formulation for treating side effects from drugs used for the treatment of cancer; (ii) a treatment for asthma and allergies using inhalational administration; (iii) a topical treatment for patients with lupus; (iv) a treatment for mast-cell derived cancers and anaphylaxis; and (v) a treatment for lung diseases resulting from bacterial infections. We are also focused on potentially developing a COVID-19 treatment as well as a diagnostic device for the detection of SARS-CoV-2 via a mobile device.

Dermatological Disorders

The BioLexa Platform

We have obtained an exclusive license from the University of Cincinnati to make, use, have made, import, offer for sale, and sell products based upon or involving the use of (i) topical compositions comprising a zinc chelator and gentamicin and (ii) zinc chelators to inhibit biofilm formation (the “BioLexa Platform” or “BioLexa”). The license enables us to develop the platform for any indications in humans.

The BioLexa Platform is a proprietary, patented, drug compound platform for the treatment of eczema. It combines an FDA-approved zinc chelator with one or more approved antibiotics in a topical dosage form to address unchecked eczema flare-ups by preventing the formation of infectious biofilms and the resulting clogging of sweat ducts. We intend to initially use the BioLexa Platform to develop two different topical cream products: (i) a product to treat eczema and (ii) a product that reduces post-procedure infections, accelerates healing and improves clinical outcomes for patients undergoing aesthetic dermatology procedures.

The technology is based on scientific research into the mechanism of Staphylococcus biofilm formation conducted by Andrew B. Herr, PhD at the University of Cincinnati. Dr. Herr conducted multiple in-vitro experiments demonstrating that chelation of zinc can prevent Staphylococcus bacteria from forming complex colonies called a biofilm. Dr. Herr’s in-vitro work demonstrating that zinc is an enabler for staph-biofilm formation led to the design and implementation of a series of in-vivo experiments. These experiments were conducted at the University of Miami using a minipig wound infection model and intended to demonstrate that the combination of zinc removal, or chelation, and broad spectrum antibiotic therapy was more effective than either approach on its own. These positive results supported development of the BioLexa Platform for multiple indications with staph-biofilms as the causative agent.

We intend to develop the BioLexa Platform for use in patients following the Section 505(b)(2) regulatory pathway of the U.S. Food and Drug Administration (“FDA”) rules. Section 505(b)(2) of the Federal Food, Drug and Cosmetic Act (“FDCA”) was enacted to enable sponsors to seek New Drug Application (“NDA”) approval for novel repurposed drugs without the need for such sponsors to undertake time consuming and expensive pre-clinical safety studies and Phase 1 safety studies. Proceeding under this regulatory pathway, we will be able to rely upon publicly available data with respect to gentamicin and zinc chelator in our NDA submission to the FDA for marketing approval.

In September 2018, presented to the FDA our proposed first in human clinical trial plan for the treatment of eczema in patients over the age of one year old, and the FDA provided us with general guidance with respect to specific animal studies, dosing schedules and suggested human safety studies before we commence clinical trials in pediatric or adult patients. The FDA requested that safety and efficacy of BioLexa be established in adults prior to investigating pediatric and adolescent patients. Therefore, we planned to conduct our first clinical trial for BioLexa in Australia in order to enroll both adult and adolescents to support future clinical development.

On August 13, 2020, we submitted our application for approval to conduct our clinical trial of BioLexa to the Belberry Human Research Ethics Committee (“HREC”) in Australia and received approval from HREC on December 9, 2020. We have engaged Novotech (Australia) Pty Limited as our local clinical research organization in Australia to provide clinical management, data management, biostatistical, medical monitoring, pharmacovigilance, and other related services to support the first in human clinical trial of BioLexa.

We believe that the key elements for our market success with respect to BioLexa include:

●	the proprietary formulation of two FDA-approved drugs to treat bacterial proliferation which may reduce development time and costs by giving us the ability to rely on safety and efficacy data from the two approved drugs;

●	our proprietary formulation is not a topical corticosteroid, and provides a novel mechanism of action and potentially a preferred safety profile as a market differentiator; and

●	the recent literature set forth below reaffirms the critical role that S. aureus plays in the development of atopic dermatitis flare-ups within the international medical community, supporting the targeted mechanism of action of BioLexa.

Shi et al, “MRSA Colonization is Associated with Decreased Skin Commensal Bacteria in Atopic Dermatitis,” Invest Dermatol. 2018.

Blicharz, et al, “Staphylococcus aureus: an underestimated factor in the pathogenesis of atopic dermatitis?,” Adv Dermatol Allergol 2019.

HT-001

On February 1, 2020, we entered into a patent license agreement with The George Washington University (“GW”) pursuant to which GW granted us a license to certain patent rights to, among other things, make, use, offer and sell certain licensed products throughout the world with respect to HT-001 which we intend to potentially use for treating dermatological side effects from epidermal growth factor receptor (“EGFR”) inhibitors, and potentially other drugs used for the treatment of cancer. HT-001 is a topical formulation under development for the treatment of patients with rash and skin disorders associated with initial and repeat courses of tyrosine kinase EGFR inhibitor therapy. EGFR inhibitors are used for the treatment of cancers with EGFR up-regulation (such as non-small cell lung cancer, pancreatic cancer, breast cancer and colon cancer); however, EGFR inhibitors are often associated with dose-limiting skin toxicities that can result in the interruption or reduction of treatment. HT-001 is targeted to treat these EGFR-induced skin disorders to allow patients to achieve the best potential outcomes of EGFR therapy. HT-001 has achieved positive results in its initial pre-clinical studies conducted at GW. In December 2020, we submitted a pre- investigational new drug application (“IND”) meeting request to the FDA with respect to HT-001 as a concomitant therapy with EGFR inhibitors. We prepared and submitted to the FDA our IND-opening clinical trial plan in January 2021, which includes two phase 2 trials conducted in patients. Based on the FDA’s feedback, we intend to advance our IND-enabling activities for HT-001 as planned.

We believe that the key elements for our market success with respect to HT-001 include:

●	To our knowledge, there are currently no drugs approved for the treatment of skin toxicities associated with EFGR inhibitor therapy and 49-100% of patients develop skin toxicities during EGFR inhibitory therapy;
●	The main active ingredient of HT-001 is already approved in oral and IV dosage forms which supports pursuit of the 505(b)(2) regulatory pathway to reduce development time and cost;

●	To our knowledge, there are no current topical formulations available using HT-001’s active ingredient so we believe that there is no direct market competition; and

●	We have the potential to pursue other indications such as chronic pruritus, atopic dermatitis and other skin toxicities that develop from anti-cancer therapies using the HT-001 formulation.

HT-003

On July 30, 2020 (the “Isoprene Effective Date”), we entered into a Sublicense Agreement (the “Isoprene Sublicense Agreement”) with Isoprene Pharmaceuticals, Inc. (“Isoprene”) pursuant to which Isoprene granted us an exclusive sublicense to certain intellectual property (i) to make, have made, use, sell, offer to sell and import certain licensed products, (ii) in connection therewith, to use certain inventions and licensed materials and (iii) to practice certain patent rights for the treatment of dermatological conditions or diseases, referred to as HT-003.

Retinoids, which include Vitamin A (retinol) and its analogues (both synthetic and metabolites), play a critical role in cell signaling and biological processes, including regulation of immune cells and inflammation, signaling pathways that control normal skin maintenance, embryonic development and cell growth/differentiation/repair. Deficiencies in retinoids and their active metabolites have been implicated in a wide variety of diseases. In the skin, retinol deficiency leads to hyperkeratosis and keratinizing metaplasia that is observed in skin disorders like psoriasis and acne. Vitamin A and retinoic acid also play a crucial role in regulating cell proliferation, differentiation, and apoptosis and therefore, altered metabolism of retinoids has been suspected as playing a potential role in tumorigenesis. Accordingly, retinoids have been approved in the US for treatment of acne and psoriasis as well as other therapeutic indications such as acute promyelocytic leukemia and cutaneous T-cell lymphoma; however, the therapeutic use of exogenous retinoids has been limited due to negative effects associated with high systemic concentrations. A new therapeutic approach to increase intracellular retinoic acid (the active metabolite of retinol) potentially without causing negative side effects of exogenous retinoic acid is to use inhibitors of retinoic acid metabolism (collectively, “RAMBAs”), which prolong the presence of retinoic acid. HT-003 is a novel RAMBA under investigation for topical treatment in acne and psoriasis applications.

In December 2019, we entered into a research collaboration agreement with Weill Cornell Medicine for the completion of pre-clinical studies investigating the mechanism of action of HT-003 that was renewed in January 2021 as a result of positive preclinical results. Dr. Jonathan Zippin, M.D., Ph.D., FAAD, Associate Professor of Dermatology at Weill Cornell Medicine and our Senior Scientific Advisor, is the principal investigator for such pre-clinical studies.

The RAMBAs have the potential to be developed as a platform for multiple inflammatory-based indications. Accordingly, on December 22, 2020, we entered into an option agreement to expand the therapeutic indication of the sublicensed RAMBAs from Isoprene. The option agreement includes the investigation of RAMBAs for treatment of inflammatory bowel diseases, including Crohn’s disease and ulcerative colitis. Preclinical proof-of-concept studies began in the first quarter of 2021.

HT-005 Z-Pods™

On August 19, 2019, we entered into a sublicense agreement with Zylö Therapeutics, Inc. (“Zylö”) pursuant to which Zylö granted us an exclusive sublicense to certain licensed patent rights and certain licensed technology to, among other things, develop, make and sell certain licensed products and to practice certain licensed technology in the United States and Canada initially with respect to therapeutic uses related to lupus in humans. HT-005 Z-Pods™ include a novel topical delivery matrix (Z-Pods™) loaded with an endogenous ligand with suspected immune-modulating action. Z-Pods™ use patented xerogel-derived nanoparticles for sustained and controlled topical delivery of active pharmaceutical ingredients. In 2020, Zylö completed positive proof of concept data in a lupus mouse model to support further development activities in 2021.

Genetic Marker for Food Allergies

On May 18, 2018, we entered into an exclusive license agreement with the University of Cincinnati for a patented, novel genetic marker for food allergies. The genetic marker licensed may be used to (i) identify at risk infants in predicting food allergies, including peanut and milk allergies, (ii) identify a person’s predisposition to an allergic reaction and (iii) determine an individual’s propensity to develop atopic dermatitis, such as eczema. We intend to utilize the genetic marker in the future for purposes of determining an individual’s propensity to develop eczema as well as to identify and treat allergies in at-risk infants.

Respiratory Products

HT-004

On November 20, 2019, we entered into a license agreement with North Carolina State University (“NC State”) pursuant to which NC State granted us an exclusive license to, among other things, develop, make, use, offer and sell certain licensed products throughout the world with respect to HT-004 for treating allergic diseases. HT-004 is a potential disease-modifying agent that uses exon-skipping oligonucleotide-targeted methods to reduce mast cell responses to immunoglobulin E (IgE)-directed antigens, which is one of the key mechanisms in the pathophysiology of asthma, atopic dermatitis and other allergic diseases. HT-004 is currently under investigation for the treatment of asthma and allergies using inhalational administration.

Preclinical proof-of-concept data was generated in October 2020 supporting efficacy of HT-004 after inhalational delivery in a mouse model. Critical proof-of-concept studies in a humanized mouse model are planned to be conducted in 2021. These studies are being conducted by our Scientific Advisory Board member, Dr. Glenn Cruse, at NC State.

We believe that the key elements for our market success with respect to HT-004 include:

●	To our knowledge, there are currently no disease-modifying agents for asthma or allergy diseases;

●	The active pharmaceutical ingredient in HT-004 is a novel molecular class that we believe would prevent generic competition after commercialization;

●	HT-004 is being developed for inhalational administration by either inhaler or nebulizer for easy access at home by patients; and

●	HT-004 is applicable for both adult and pediatric patient populations with asthma and/or allergies.

HT-006

On December 22, 2020, we entered into a non-exclusive commercial evaluation license agreement with the U.S. Army Medical Research and Development Command (“USAMRDC”), as amended, pursuant to which USAMRDC granted us a non-exclusive commercial evaluation license to HT-006 for the treatment of lung diseases resulting from bacterial infections. We will initially target treatment of serious bacterial infections of the lung, such as hospital-acquired pneumonia (“HAP”) and ventilator-associated pneumonia (“VAP”). Given the indication, we intend to develop HT-006 for inhalational administration.

Both HAP and VAP are considered life-threatening diseases for which current treatment options are limited or not effective against multi-drug resistance bacteria. As such, we intend to pursue streamlined development opportunities under the FDA’s program for “antibacterial therapies for patients with an unmet medical need for the treatment of serious bacterial diseases.” This streamlined program allows for the use of nonclinical animal studies to reduce clinical studies required for approval.

We intend to begin proof-of-concept preclinical testing in the first quarter of 2021.

Cancer Treatments

HT-KIT

We have obtained from NC State an exclusive, worldwide, royalty bearing license to certain intellectual property to, among other things, discover, develop, make, have made, use and sell certain licensed products and sell, use and practice certain licensed services with respect to cancer and anaphylaxis; this is being developed as HT-KIT. The HT-KIT drug is designed to more specifically target the receptor tyrosine kinase KIT in mast cells, which is required for the proliferation, survival and differentiation of bone marrow-derived hematopoietic stem cells. Mutations in the KIT pathway have been associated with several human cancers, such as gastrointestinal stromal tumors and mast cell-derived cancers (mast cell leukemia and mast cell sarcoma). Based on the initial proof-of-concept success, we intend to initially target mast cell neoplasms for development of HT-KIT, which is a rare, aggressive cancer with poor prognosis.

The same target, KIT, also plays a key role in mast cell-mediated anaphylaxis, a serious allergic reaction that is rapid in onset and may cause death. Anaphylaxis typically occurs after exposure to an external allergen that results in an immediate and severe immune response. We also intend to pursue the anaphylaxis indication for HT-KIT in parallel to cancer treatment.

COVID-19 Products

HT-002

On May 18, 2020, we entered into an Exclusive License Agreement with the Virginia Commonwealth University Intellectual Property Foundation (“VCU”) pursuant to which VCU granted us an exclusive, royalty bearing license to HT-002, a novel peptide developed by researchers at VCU that may be used to slow the transmission of SARS-CoV-2 (the “VCU Peptide”) and a non-exclusive royalty bearing, worldwide license with respect to certain licensed technical information patents to make, have made, use, offer to sell, sell and import certain licensed products and perform certain licensed services. On June 29, 2020, we entered into a Sponsored Project Agreement with VCU for the development of a potential COVID-19 treatment using the VCU Peptide.

Proof-of-Concept preclinical studies are expected to be completed in 2021.

VaxCelerate SARS-CoV-2 Vaccine

On March 23, 2020, we entered into a Royalty and Development Agreement (the “Voltron Agreement”) with Voltron Therapeutics, Inc. (“Voltron”), pursuant to which we formed a joint venture entity named HaloVax, LLC (“HaloVax”), to jointly develop potential product candidates for the prevention of COVID-19 based upon certain technology that had been exclusively licensed by Voltron from The General Hospital Corporation (d/b/a Massachusetts General Hospital) (“Mass Gen”). The SARS-CoV-2 vaccine is being developed using VaxCelerate, a self-assembling vaccine platform licensed from Mass Gen by HaloVax. VaxCelerate offers two unique elements to combat SARS-CoV-2: a fixed immune adjuvant and variable immune targeting, the combination which is designed to illicit a robust, protective immune response.

Critical IND-enabling preclinical studies are planned to be completed in 2021.

On-the-Go Sars-Cov-2 Testing Device

On August 7, 2020, we entered into a patent license agreement (the “GW Patent License Agreement”) with GW pursuant to which GW granted us an exclusive, worldwide, royalty bearing license to certain intellectual property that can be used to develop a device designed to detect the presence of SARS-CoV-2. Specifically, the GW Patent License Agreement permits us to make, have made, use, import, offer for sale and sell certain licensed products in the field of virus sensing and detection. On September 17, 2020, we entered into a sponsored research agreement with GW relating to the development of a diagnostic device for the detection of SARS-CoV-2 via a mobile device as an aid in the diagnosis of the COVID-19 infection.

Product Development Pipeline

The following table summarizes our product development pipeline.

Risks Associated with Our Business

●	We have generated no revenue from commercial sales and our future profitability is uncertain. If we fail to obtain the capital necessary to fund our operations, we will be unable to continue or complete our product development.

●	The marketing approval process is lengthy, time consuming and inherently unpredictable, and if we are ultimately unable to obtain marketing approval for the product candidates we intend to develop, our business may be substantially harmed.

●	We may encounter substantial delays in completing our clinical studies which in turn will require additional costs, or we may fail to demonstrate adequate safety and efficacy to the satisfaction of applicable regulatory authorities. If we are not able to obtain any required regulatory approvals for our product candidates, we will not be able to commercialize our product candidates and our ability to generate revenue will be limited.

●	Conducting successful clinical studies may require the enrollment of large numbers of patients, and suitable patients may be difficult to identify and recruit.

●	We rely on or intend to rely on third parties to conduct our clinical trials, to assist us with pre-clinical development and for manufacturing and marketing of our proposed product candidates. If we are not able to secure favorable arrangements with such third parties, or such third parties do not perform as contractually required or expected, we may not be able to obtain regulatory approval for or commercialize our products and our business and financial condition could be harmed.

●	Even if our product candidates are approved by regulatory authorities, if we or our suppliers fail to comply with ongoing FDA regulations or if we experience unanticipated problems with our products, these products could be subject to restrictions or withdrawal from the market.

●	Our revenue stream will depend upon third-party reimbursement.

●	Our products will face significant competition, and if they are unable to compete successfully, our business will suffer.

●	If we fail to comply with healthcare regulations, we could face substantial enforcement actions, including civil and criminal penalties and our business, operations and financial condition could be adversely affected.

●	Our business depends upon us securing and protecting critical intellectual property.

●	We rely upon licenses granted to us by various licensors, and if such licensors do not adequately defend such licenses, our business may be harmed.

●	Patent positions in our industry are highly uncertain and involve complex legal and factual questions.

●	We have expanded and may continue to expand, our business through the acquisition of rights to new drug candidates that could disrupt our business, harm our financial condition and may also dilute current shareholders’ ownership interests in our Company.

●	If a product liability claim is successfully brought against us for uninsured liabilities, or such claim exceeds our insurance coverage, we could be forced to pay substantial damage awards that could materially harm our business.

●	Any international operations we undertake may subject us to risks inherent with operations outside of the United States.

●	Our Amended and Restated Bylaws provide that the Eighth Judicial District Court of Clark County, Nevada will be the sole and exclusive forum for certain disputes which could limit shareholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or agents.

●	Certain of our shareholders may have effective control over actions requiring shareholder approval.

●	Market and economic conditions may negatively impact our business, financial condition and share price.

●	Future sales and issuances of our securities could result in additional dilution of the percentage ownership of our shareholders and could cause our share price to fall.

●	We do not intend to pay cash dividends on our shares of common stock so any returns will be limited to the value of our shares.

●	If we are unable to maintain listing of our securities on The Nasdaq Capital Market or any stock exchange, our stock price could be adversely affected and the liquidity of our stock and our ability to obtain financing could be impaired.

Corporate Information

We were incorporated as a Nevada corporation on May 16, 2017. Our principal executive offices are located at 1 Rockefeller Plaza, Suite 1039, New York, New York 10020 and our telephone number is (646) 756-2997. Our website address is www.hoththerapeutics.com. The information contained on our website is not incorporated by reference into this prospectus.

JOBS Act

On April 5, 2012, the Jumpstart Our Business Startups (“JOBS”) Act was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

We have chosen to take advantage of the extended transition periods available to emerging growth companies under the JOBS Act for complying with new or revised accounting standards until those standards would otherwise apply to private companies provided under the JOBS Act. As a result, our consolidated financial statements may not be comparable to those of companies that comply with public company effective dates for complying with new or revised accounting standards.

Subject to certain conditions set forth in the JOBS Act, as an “emerging growth company,” we intend to rely on certain of these exemptions, including, without limitation, (i) providing an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley Act”) and (ii) complying with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the consolidated financial statements, known as the auditor discussion and analysis. We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of our initial public offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

RISK FACTORS

Any investment in our common stock involves a high degree of risk. Before deciding whether to purchase our common stock, investors should carefully consider the risks described below together with the “Risk Factors” described in our most recent Annual Report on Form 10-K and any updates described in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are incorporated herein by reference, as may be amended, supplemented or superseded from time to time by other reports we file with the U.S. Securities and Exchange Commission (the “SEC”). Our business, financial condition, operating results and prospects are subject to the following material risks as well as those material risks incorporated by reference. Additional risks and uncertainties not presently foreseeable to us may also impair our business operations. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline, and our shareholders may lose all or part of their investment in the shares of our common stock.

We are an emerging growth company and a smaller reporting company under U.S. securities laws and may take advantage of the reduced disclosure and governance requirements applicable to emerging growth companies and smaller reporting companies, which could make our common stock less attractive to investors.

We are an emerging growth company and smaller reporting company and may take advantage of certain exemptions from various reporting requirements that are otherwise applicable to public companies that are not emerging growth companies and/or smaller reporting companies including, but not limited to:

●	not being required to comply with the auditor attestation requirements regarding internal controls under Section 404 of the Sarbanes-Oxley Act;

●	reduced disclosure obligations regarding executive compensation in periodic reports and proxy statements;

●	exemptions from the requirements of holding a non-binding shareholder advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved;

●	exemption from the requirement to provide pay for performance disclosure; and

●	exemption from the requirement to provide compensation ratio disclosure.

Moreover, we also are eligible under the JOBS Act for an exemption from compliance with any requirement that the Public Company Accounting Oversight Board may adopt regarding mandatory audit firm rotation or supplements to the auditor’s report providing additional information about the audit and the financial statements. We may take advantage of these reporting exemptions until we no longer are an emerging growth company and/or smaller reporting company.

A sale of a substantial number of shares of common stock by our shareholders may cause the price of our common stock to decline.

If our shareholders sell, or the market perceives that our shareholders intend to sell for various reasons, substantial amounts of our common stock in the public market, the price of our common stock may decline. Additionally, such conditions may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

The price of our common stock may fluctuate substantially.

You should consider an investment in our common stock to be risky, and you should invest in our common stock only if you can withstand a significant loss and wide fluctuations in the market value of your investment. Some factors that may cause the market price of our common stock to fluctuate, in addition to the other risks mentioned in this “Risk Factors” section are:

●	sale of our common stock by our shareholders, executives, and directors;

●	volatility and limitations in trading volumes of our shares of common stock;

●	our ability to obtain financings to conduct and complete research and development activities including, but not limited to, our clinical trials, and other business activities;

●	the timing and success of introductions of new products by us or our competitors or any other change in the competitive dynamics of our industry, including consolidation among competitors;

●	our ability to attract new customers;

●	our ability to secure resources and the necessary personnel to conduct clinical trials on our desired schedule;

●	commencement, enrollment or results of our clinical trials for our product candidates;

●	changes in the development status of our product candidates;

●	any delays or adverse developments or perceived adverse developments with respect to a regulatory agency’s review of our planned pre-clinical and clinical trials;

●	any delay in our submission for studies or product approvals or adverse regulatory decisions, including failure to receive regulatory approval for our product candidates;

●	unanticipated safety concerns related to the use of our product candidates;

●	changes in our capital structure or dividend policy, future issuances of securities and sales of large blocks of common stock by our shareholders;

●	our cash position;

●	announcements and events surrounding financing efforts, including debt and equity securities;

●	our inability to enter into new markets or develop new products;

●	reputational issues;

●	announcements of acquisitions, partnerships, collaborations, joint ventures, new products, capital commitments, or other events by us or our competitors;

●	changes in general economic, political and market conditions in or any of the regions in which we conduct our business;

●	changes in industry conditions or perceptions;

●	analyst research reports, recommendation and changes in recommendations, price targets, and withdrawals of coverage;

●	departures and additions of key personnel;

●	disputes and litigations related to intellectual properties, proprietary rights, and contractual obligations;

●	changes in applicable laws, rules, regulations, or accounting practices and other dynamics; and

●	other events or factors, many of which may be out of our control, including, but not limited to, pandemics such as COVID-19, war, or other acts of God.

In addition, if the market for stocks in our industry or industries related to our industry, or the stock market in general, experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, financial condition and results of operations. If any of the foregoing occurs, it could cause our stock price to fall and may expose us to lawsuits that, even if unsuccessful, could be costly to defend and a distraction to management.

We will not receive any proceeds from the sale of the shares of common stock by the selling shareholders covered by this prospectus.

We are registering the shares of common stock that were, or may be, issued by us to the selling shareholders to permit the resale of these shares of common stock from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the shares of common stock.

We do not intend to pay cash dividends on our shares of common stock so any returns will be limited to the value of our shares.

We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Any return to shareholders will therefore be limited to the increase, if any, of our share price.

We are currently listed on The Nasdaq Capital Market. If we are unable to maintain listing of our securities on Nasdaq or any stock exchange, our stock price could be adversely affected and the liquidity of our stock and our ability to obtain financing could be impaired and it may be more difficult for our shareholders to sell their securities.

Although our common stock is currently listed on The Nasdaq Capital Market, we may not be able to continue to meet the exchange’s minimum listing requirements or those of any other national exchange. If we are unable to maintain listing on Nasdaq or if a liquid market for our common stock does not develop or is sustained, our common stock may remain thinly traded.

The Listing Rules of Nasdaq require listing issuers to comply with certain standards in order to remain listed on its exchange. If, for any reason, we should fail to maintain compliance with these listing standards and Nasdaq should delist our securities from trading on its exchange and we are unable to obtain listing on another national securities exchange, a reduction in some or all of the following may occur, each of which could have a material adverse effect on our shareholders:

●	the liquidity of our common stock;

●	the market price of our common stock;

●	our ability to obtain financing for the continuation of our operations;

●	the number of investors that will consider investing in our common stock;

●	the number of market makers in our common stock;

●	the availability of information concerning the trading prices and volume of our common stock; and

●	the number of broker-dealers willing to execute trades in shares of our common stock.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus and any applicable prospectus supplement may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”), about us and our subsidiaries. These forward-looking statements are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, and can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “could,” “should,” “projects,” “plans,” “goal,” “targets,” “potential,” “estimates,” “pro forma,” “seeks,” “intends,” or “anticipates” or the negative thereof or comparable terminology. Forward-looking statements include, among other things, statements about:

●	our business strategies;

●	the timing of regulatory submissions;

●	our ability to obtain and maintain regulatory approval of our existing product candidates and any other product candidates we may develop, and the labeling under any approval we may obtain;

●	risks relating to the timing and costs of clinical trials and the timing and costs of other expenses;

●	risks related to market acceptance of products;

●	intellectual property risks;

●	risks associated with our reliance on third party organizations;

●	our competitive position;

●	our industry environment;

●	our anticipated financial and operating results, including anticipated sources of revenues;

●	assumptions regarding the size of the available market, benefits of our products, product pricing and timing of product launches;

●	management’s expectation with respect to future acquisitions;

●	statements regarding our goals, intensions, plans and expectations, including the introduction of new products and markets; and

●	our cash needs and financing plans.

We caution our shareholders and other readers not to place undue reliance on such statements.

You should read this prospectus and the documents incorporated by reference completely and with the understanding that our actual future results may be materially different from what we currently expect. Our business and operations are and will be subject to a variety of risks, uncertainties and other factors. Consequently, actual results and experience may materially differ from those contained in any forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the risk factors set forth herein under the title “Risk Factors,” in our Annual Report on Form 10-K for the year ended December 31, 2020, and any updates described in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and elsewhere in the documents incorporated by reference into this prospectus and any applicable prospectus supplement.

You should assume that the information appearing in this prospectus and any document incorporated herein by reference is accurate as of its date only. Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which the statement is made. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All written or oral forward-looking statements attributable to us or any person acting on our behalf made after the date of this prospectus and any applicable prospectus supplement are expressly qualified in their entirety by the risk factors and cautionary statements contained in and incorporated by reference into this prospectus and any applicable prospectus supplement. Unless legally required, we do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this prospectus and any applicable prospectus supplement or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

The net proceeds from any disposition of the shares of common stock covered hereby will be received by the selling shareholders. We will not receive any of the proceeds from any such shares of common stock offered by this prospectus. We will, however, receive the net proceeds of any Warrants or Placement Agent Warrants exercised for cash. We expect to use the proceeds received from the exercise of the Warrants or Placement Agent Warrants, if any, for the development of our product candidates and general working capital purposes.

SELLING SHAREHOLDERS

The common stock being offered by the selling shareholders are those previously issued to the selling shareholders, and those issuable to the selling shareholders, upon exercise of the Warrants and the Placement Agent Warrants. We are registering the shares of common stock in order to permit the selling shareholders to offer the shares for resale from time to time. Except as otherwise described herein or for the ownership of the shares of common stock. the Warrants and Placement Agent Warrants, the selling shareholders have not had any material relationship with us within the past three years.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling shareholders. The second column lists the number of shares of common stock beneficially owned by each selling shareholder, based on its ownership of the shares of common stock, Warrants and Pre-Funded Warrants, as of March 22, 2021, assuming exercise of the Warrants and Placement Agent Warrants held by the selling shareholders on that date, without regard to any limitations on exercises.

The third column lists the shares of common stock being offered by this prospectus by the selling shareholders.

In accordance with the terms of the Registration Rights Agreement with the selling shareholders, this prospectus generally covers the resale of the sum of (i) the number of shares of common stock issued to the selling shareholders in the Private Placement and (ii) the maximum number of shares of common stock issuable upon exercise of the related Warrants, determined as if the outstanding Warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the Registration Right Agreement, without regard to any limitations on the exercise of the Warrants. In addition, this prospectus cover the resale of the maximum number of shares of common stock issuable upon exercise of the Placement Agent Warrants issued in connection with the Private Placement, determined as if the outstanding Placement Agent Warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination. The fourth column assumes the sale of all of the shares offered by the selling shareholders pursuant to this prospectus.

Under the terms of the Warrants and the Placement Agent Warrants, a selling shareholder may not exercise the Warrants or the Placement Agent Warrants to the extent such exercise would cause such selling shareholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% (or, at the election of the holder thereof, 9.99%) of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of the Warrants or Placement Agent Warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The selling shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Shareholder	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus		Number of Shares of Common Stock Owned After Offering
Intracoastal Capital, LLC (1)	2,482,859	(2)	2,025,318	(3)	457,541
Lind Global Macro Fund, LP (4)	1,172,033	(5)	759,492	(6)	412,541
3i, LP (7)	506,332	(8)	506,332	(8)	0
Cavalry Fund I LP (9)	759,494	(10)	759,494	(10)	0
Cavalry Special Ops Fund LLC (11)	759,494	(12)	759,494	(12)	0
Kingsbrook Opportunities Master Fund LP (13)	50,632	(14)	50,632	(14)	0
Boothbay Diversified Alpha Master Fund LP (15)	68,376	(16)	68,376	(16)	0
Boothbay Absolute Return Strategies, LP (17)	134,156	(18)	134,156	(18)	0
Alpha Capital Anstalt (19)	759,494	(20)	759,494	(20)	0
Armistice Capital Master Fund Ltd. (21)	6,075,950	(22)	6,075,950	(22)	0
Iroquois Capital Investment Group LLC (23)	708,860	(24)	708,860	(24)	0
Iroquois Master Fund Ltd. (25)	1,822,784	(26)	1,822,784	(26)	0
Noam Rubinstein (27)	879,113	(28)	879,113	(28)	0
Michael Vasinkevich (29)	243,513	(30)	243,513	(30)	0
Craig Schwabe (31)	12,816	(32)	12,816	(32)	0
Charles Worthman (33)	3,797	(34)	3,797	(34)	0
TOTAL			15,569,621

(1)	Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities reported herein that are held by Intracoastal. The address of Intracoastal is 245 Palm Trail, Delray Beach, FL 33483.

(2)	Includes (i) 1,057,659 shares of common stock and (ii) warrants to purchase up to 1,425,200 shares of common stock. The warrants contain an ownership limitation such that the holder may not exercise any such warrants to the extent that such exercise would result in the holder’s beneficial ownership being in excess of 9.99% of the Company’s issued and outstanding common stock together with all shares owned by the holder and its affiliates.

(3)	Includes (i) 1,012,659 shares of common stock and (ii) Common Stock Warrants to purchase up to 1,012,659 shares of common stock issued in the Private Placement. The Common Stock Warrants contain an ownership limitation such that the holder may not exercise any such warrants to the extent that such exercise would result in the holder’s beneficial ownership being in excess of 9.99% of the Company’s issued and outstanding common stock together with all shares owned by the holder and its affiliates.

(4)	Jeff Easton is the managing member of The Lind Partners, LLC which is the manager of Lind Global Macro Fund, LP and has sole voting control and investment discretion over the securities held by Lind Global Macro Fund, LP. Mr. Easton disclaims beneficial ownership over the securities listed except to the extent of his pecuniary interest therein. The principal business address of Lind Global Macro Fund, LP is 444 Madison Avenue, 41st Floor, New York, NY 10022.

(5)	Includes (i) 379,746 shares of common stock and (ii) warrants to purchase up to 792,287 shares of common stock. The warrants contain an ownership limitation such that the holder may not exercise any such warrants to the extent that such exercise would result in the holder’s beneficial ownership being in excess of 4.99% or 9.99% of the Company’s issued and outstanding common stock together with all shares owned by the holder and its affiliates.

(6)	Includes (i) 379,746 shares of common stock and (ii) Common Stock Warrants to purchase up to 379,746 shares of common stock issued in the Private Placement. The Common Stock Warrants contain an ownership limitation such that the holder may not exercise any such warrants to the extent that such exercise would result in the holder’s beneficial ownership being in excess of 4.99% of the Company’s issued and outstanding common stock together with all shares owned by the holder and its affiliates.

(7)	Maier J. Tarlow is the Manager of 3i Management LLC which is the General Partner of 3i, LP (“3i”) and in such capacity has the right to vote and dispose of the securities held by 3i. The address of 3i is 140 Broadway, Floor 38, New York, NY 10005.

(8)	Includes (i) 506,332 shares of common stock and (ii) Common Stock Warrants to purchase up to 506,332 shares of common stock issued in the Private Placement. The Common Stock Warrants contain an ownership limitation such that the holder may not exercise any such warrants to the extent that such exercise would result in the holder’s beneficial ownership being in excess of 4.99% of the Company’s issued and outstanding common stock together with all shares owned by the holder and its affiliates.

(9)	Thomas Walsh is the Manager of Cavalry Fund I LP and in such capacity has the right to vote and dispose of the securities held by such entity. The address of Cavalry Fund I LP is 82 E. Allendale Road, Suite 5B, Saddle River, NJ 07458.

(10)	Includes (i) 379,747 shares of common stock and (ii) Common Stock Warrants to purchase up to 379,747 shares of common stock issued in the Private Placement. The Common Stock Warrants contain an ownership limitation such that the holder may not exercise any such warrants to the extent that such exercise would result in the holder’s beneficial ownership being in excess of 4.99% of the Company’s issued and outstanding common stock together with all shares owned by the holder and its affiliates.

(11)	Thomas Walsh is the Manager of Cavalry Special Ops Fund LLC and in such capacity has the right to vote and dispose of the securities held by such entity. The address of Cavalry Special Ops Fund LLC is 82 E. Allendale Road, Suite 5B, Saddle River, NJ 07458.

(12)	Includes (i) 379,747 shares of common stock and (ii) Common Stock Warrants to purchase up to 379,747 shares of common stock issued in the Private Placement. The Common Stock Warrants contain an ownership limitation such that the holder may not exercise any such warrants to the extent that such exercise would result in the holder’s beneficial ownership being in excess of 4.99% of the Company’s issued and outstanding common stock together with all shares owned by the holder and its affiliates.

(13)	Kingsbrook Partners LP (“Kingsbrook Partners”) is the investment manager of Kingsbrook Opportunities Master Fund LP (“Kingsbrook Opportunities”) and consequently has voting control and investment discretion over securities held by Kingsbrook Opportunities. Kingsbrook Opportunities GP LLC (“Opportunities GP”) is the general partner of Kingsbrook Opportunities and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Opportunities. KB GP LLC (“GP LLC”) is the general partner of Kingsbrook Partners and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Partners. Ari J. Storch, Adam J. Chill and Scott M. Wallace are the sole managing members of Opportunities GP and GP LLC and as a result may be considered beneficial owners of any securities deemed beneficially owned by Opportunities GP and GP LLC. Each of Kingsbrook Partners, Opportunities GP, GP LLC and Messrs. Storch, Chill and Wallace disclaim beneficial ownership of these securities. The address of Kingsbrook Opportunities is c/o Kingsbrook Partners LP, 689 Fifth Avenue, 12th Floor, New York, NY 10022.

(14)	Includes (i) 25,316 shares of common stock and (ii) Common Stock Warrants to purchase up to 25,316 shares of common stock issued in the Private Placement. The Common Stock Warrants contain an ownership limitation such that the holder may not exercise any such warrants to the extent that such exercise would result in the holder’s beneficial ownership being in excess of 4.99% of the Company’s issued and outstanding common stock together with all shares owned by the holder and its affiliates.

(15)	Boothbay Diversified Alpha Master Fund LP, a Cayman Islands limited partnership (“BBDAMF”) is managed by Boothbay Fund Management, LLC, a Delaware limited liability company (“Boothbay”). Boothbay, in its capacity as the investment manager of BBDAMF, has the power to vote and the power to direct the disposition of all securities held by BBDAMF. Ari Glass is the Managing Member of Boothbay. Each of BBDAMF, Boothbay and Mr. Glass disclaim beneficial ownership of these securities, except to the extent of any pecuniary interest therein. The address of BBDAMF is c/o Boothbay Fund Management, 140 East 45th Street, 14th Floor, New York, NY 10017.

(16)	Includes (i) 34,188 shares of common stock and (ii) Common Stock Warrants to purchase up to 34,188 shares of common stock issued in the Private Placement. The Common Stock Warrants contain an ownership limitation such that the holder may not exercise any such warrants to the extent that such exercise would result in the holder’s beneficial ownership being in excess of 4.99% of the Company’s issued and outstanding common stock together with all shares owned by the holder and its affiliates.

(17)	Boothbay Absolute Return Strategies, LP, a Delaware limited partnership (“BBARS”), is managed by Boothbay Fund Management, LLC, a Delaware limited liability company (“Boothbay”). Boothbay, in its capacity as the investment manager of BBARS, has the power to vote and the power to direct the disposition of all securities held by BBARS. Ari glass is the Managing Member of Boothbay. Each of BBARS, Boothbay and Mr. Glass disclaim beneficial ownership of these securities, except to the extent of any pecuniary interest therein. The address of BBARS is c/o Boothbay Fund Management, 140 East 45th Street, 14th Floor, New York, NY 10017.

(18)	Includes (i) 67,078 shares of common stock and (ii) Common Stock Warrants to purchase up to 67,078 shares of common stock issued in the Private Placement. The Common Stock Warrants contain an ownership limitation such that the holder may not exercise any such warrants to the extent that such exercise would result in the holder’s beneficial ownership being in excess of 4.99% of the Company’s issued and outstanding common stock together with all shares owned by the holder and its affiliates.

(19)	Nicola Feuerstein is a director of Alpha Capital Anstalt (“Alpha”) and in such capacity has the right to vote and depose of the securities held by Alpha. The address of Alpha is Lettstrasse 32, 9490 Vaduz, Principality of Liechtenstein.

(20)	Includes (i) 379,747 shares of common stock and (ii) Common Stock Warrants to purchase up to 379,747 shares of common stock issued in the Private Placement. The Common Stock Warrants contain an ownership limitation such that the holder may not exercise any such warrants to the extent that such exercise would result in the holder’s beneficial ownership being in excess of 4.99% of the Company’s issued and outstanding common stock together with all shares owned by the holder and its affiliates.

(21)	The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the "Master Fund"), and may be deemed to be indirectly beneficially owned by: (i) Armistice Capital, LLC ("Armistice Capital"), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. Armistice Capital and Steven Boyd disclaim beneficial ownership of the securities except to the extent of their respective pecuniary interests therein. The address of the Master Fund is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(22)	Includes (i) 2,270,000 shares of common stock, (ii) Pre-funded Warrants to purchase up to 767,975 shares of common stock and (iii) Common Stock Warrants to purchase up to 3,037,975 shares of common stock issued in the Private Placement. The Pre-Funded Warrants and Common Stock Warrants contain an ownership limitation such that the holder may not exercise any such warrants to the extent that such exercise would result in the holder’s beneficial ownership being in excess of 4.99% of the Company’s issued and outstanding common stock together with all shares owned by the holder and its affiliates.

(23)	Richard Abbe is the managing member of Iroquois Capital Investment Group LLC. Mr. Abbe has voting control and investment discretion over securities held by Iroquois Capital Investment Group LLC. As such, Mr. Abbe may be deemed to be the beneficial owner (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the shares held by Iroquois Capital Investment Group LLC. The selling shareholder’s address is 125 Park Avenue, 25th Floor, New York, New York 10017.

(24)	Includes (i) 354,430 shares of common stock and (ii) Common Stock Warrants to purchase up to 354,430 shares of common stock issued in the Private Placement. The Common Stock Warrants contain an ownership limitation such that the holder may not exercise any such warrants to the extent that such exercise would result in the holder’s beneficial ownership being in excess of 4.99% of the Company’s issued and outstanding common stock together with all shares owned by the holder and its affiliates.

(25)	Iroquois Capital Management L.L.C. is the investment manager of Iroquois Master Fund, Ltd. Iroquois Capital Management, LLC has voting control and investment discretion over securities held by Iroquois Master Fund. As Managing Members of Iroquois Capital Management, LLC, Richard Abbe and Kimberly Page make voting and investment decisions on behalf of Iroquois Capital Management, LLC in their capacity as investment manager to Iroquois Master Fund Ltd. As a result of the foregoing, Mr. Abbe and Mrs. Page may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the shares held by Iroquois Capital Management and Iroquois Master Fund. The selling shareholder’s address is 125 Park Avenue, 25th Floor, New York, New York 10017.

(26)	Includes (i) 911,392 shares of common stock and (ii) Common Stock Warrants to purchase up to 911,392 shares of common stock issued in the Private Placement. The Common Stock Warrants contain an ownership limitation such that the holder may not exercise any such warrants to the extent that such exercise would result in the holder’s beneficial ownership being in excess of 4.99% of the Company’s issued and outstanding common stock together with all shares owned by the holder and its affiliates.

(27)	H.C. Wainwright & Co., LLC (“Wainwright”) is a member of FINRA and Noam Rubinstein is a broker of Wainwright.

(28)	Includes (i) 379,746 shares of common stock, (ii) Common Stock Warrants to purchase up to 379,746 shares of common stock and (iii) Placement Agent Warrants to purchase up to 119,621 shares of common stock issued in the Private Placement. The Common Stock Warrants and Placement Agent Warrants contain an ownership limitation such that the holder may not exercise any such warrants to the extent that such exercise would result in the holder’s beneficial ownership being in excess of 4.99% of the Company’s issued and outstanding common stock together with all shares owned by the holder and its affiliates.

(29)	Wainwright is a member of FINRA and Michael Vasinkevich is a broker of Wainwright.

(30)	Includes Placement Agent Warrants to purchase up to 243,513 shares of common stock issued in the Private Placement. The Placement Agent Warrants contain an ownership limitation such that the holder may not exercise any such warrants to the extent that such exercise would result in the holder’s beneficial ownership being in excess of 4.99% of the Company’s issued and outstanding common stock together with all shares owned by the holder and its affiliates.

(31)	Wainwright is a member of FINRA and Craig Schwabe is a broker of Wainwright.

(32)	Includes Placement Agent Warrants to purchase up to 12,816 shares of common stock issued in the Private Placement. The Placement Agent Warrants contain an ownership limitation such that the holder may not exercise any such warrants to the extent that such exercise would result in the holder’s beneficial ownership being in excess of 4.99% of the Company’s issued and outstanding common stock together with all shares owned by the holder and its affiliates.

(33)	Wainwright is a member of FINRA and Charles Worthman is a broker of Wainwright.

(34)	Includes Placement Agent Warrants to purchase up to 3,797 shares of common stock issued in the Private Placement. The Placement Agent Warrants contain an ownership limitation such that the holder may not exercise any such warrants to the extent that such exercise would result in the holder’s beneficial ownership being in excess of 4.99% of the Company’s issued and outstanding common stock together with all shares owned by the holder and its affiliates.

DESCRIPTION OF CAPITAL STOCK

The following is a summary description of the material terms of our common stock as provided in our Articles of Incorporation, as amended (“Articles of Incorporation”) and Amended and Restated Bylaws (“Bylaws”), copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. The following discussion is only a summary and may not contain all the information that is important to you or that you should consider before investing in our stock, and is qualified in its entirety by reference to the complete text of the Articles of Incorporation and Bylaws. For a more detailed description of these securities, you should read the applicable provisions of Nevada law, our Articles of Incorporation, our Bylaws and the reports that we file with the SEC, which are incorporated herein by reference.

General

As of the date of this prospectus, our authorized capital stock consisted of 75,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, $0.0001 par value per share, of which 5,000,000 shares of our preferred stock have been designated as Series A Preferred Stock of which 3,102,480 shares of Series A Preferred Stock which were previously issued were converted into common stock at the time of our initial public offering and 1,897,520 shares of Series A Preferred Stock remain authorized.  Our board of directors may establish the rights and preferences of the preferred stock from time to time. As of March 22, 2021, there were 22,827,124 shares of our common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

Authorized Capital Shares

We are authorized to issue 75,000,000 shares of common stock.

Voting Rights

Holders of our common stock are entitled to one vote per share on all matters voted on by our shareholders, including the election of directors. Our Articles of Incorporation and Bylaws do not provide for cumulative voting in the election of directors.

Dividend Rights

Holders of our common stock are entitled, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares ranking in priority to the common stock, to receive any dividend declared by our board of directors.

Liquidation Rights

If we are voluntarily or involuntarily liquidated, dissolved or wound-up, the holders of our common stock will be entitled to receive, after distribution in full of the preferential amounts, if any, all of the remaining assets available for distribution ratably in proportion to the number of shares of common stock held by them.

Preferred Stock

Our board of directors is authorized, subject to limitations prescribed by Nevada law, to issue shares of our preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further vote or action by our shareholders. Our board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our shareholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our Company and might adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. We have no current plan to issue any shares of preferred stock.

Warrants

As of March 22, 2021, there are outstanding warrants to purchase an aggregate of 2,312,289 shares of our common stock at a weighted average exercise price of $2.88 per share.

Warrants Registered Pursuant to this Registration Statement

Pre-Funded Warrants

Each Pre-Funded Warrant is exercisable until exercised in full at an exercise price of $0.001 per share and may be exercised by means of a cashless exercise. The Company is prohibited from effecting an exercise of the Pre-Funded Warrants to the extent that, as a result of such exercise, the holder together with the holder’s affiliates, would beneficially own more than 4.99% (or, at the election of the holder, 9.99%) of the number of shares of common stock outstanding immediately after giving effect to the issuance of the Pre-Funded Warrant Shares upon exercise of the Pre-Funded Warrants, which beneficial ownership limitation may be increased by the holder up to, but not exceeding, 9.99%.

Common Stock Warrants

Each Common Stock Warrant is exercisable for a period of three years from the issuance date at an exercise price of $1.86 per share, subject to adjustment. If, at any time after the issuance date of the Common Stock Warrant, a registration statement covering the resale of the Common Stock Warrant Shares is not effective, the holders may exercise the Common Stock Warrants by means of a cashless exercise. The Company is prohibited from effecting an exercise of the Common Stock Warrants to the extent that, as a result of such exercise, the holder together with the holder’s affiliates, would beneficially own more than 4.99% (or, at the election of the holder, 9.99%) of the number of shares of common stock outstanding immediately after giving effect to the issuance of the Common Stock Warrant Shares upon exercise of the Common Stock Warrant, which beneficial ownership limitation may be increased by the holder up to, but not exceeding, 9.99%.

Placement Agent Warrants

The Placement Agent Warrants are exercisable for a period of three years from the issuance date at an exercise price of $2.4688 per share, subject to adjustment. If, at any time after the issuance date of the Placement Agent Warrants, a registration statement covering the resale of the Placement Agent Warrant Shares is not effective, the holders may exercise the Placement Agent Warrants by means of a cashless exercise. The Company is prohibited from effecting an exercise of the Placement Agent Warrants to the extent that, as a result of such exercise, the holder together with the holder’s affiliates, would beneficially own more than 4.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of the Placement Agent Warrant Share upon exercise of the Placement Agent Warrants, which beneficial ownership limitation may be increased by the holder up to, but not exceeding, 9.99%.

Applicable Anti-Takeover Law

Board of Directors Vacancies

Our Bylaws authorize only our board of directors to fill vacant directorships. In addition, the number of directors constituting our board of directors may be set only by resolution of the majority of the incumbent directors.

Special Meeting of Shareholders

Our Bylaws provide that special meetings of its shareholders may be called by our president, our board of directors or a committee of the board of directors that has been duly designated by the board of directors and whose powers and authority include the power to call such meetings.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

Our Bylaws provide that shareholders seeking to bring business before our annual meeting of shareholders, or to nominate candidates for election as directors at our annual meeting of shareholders, must provide timely notice of their intent in writing. To be timely, a shareholder’s notice must be delivered to our secretary at our Company’s principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event the date of the annual meeting is not within 25 days before or after such anniversary date, notice by the shareholder to be timely must be so delivered not later than the close of business on the 10th day following the day on which such notice of the date of annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first. These provisions may preclude our shareholders from bringing matters before our annual meeting of shareholders or from making nominations for directors at our annual meeting of shareholders.

Authorized but Unissued Share

Our authorized but unissued shares of common stock and preferred stock are available for future issuance without shareholder approval and may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of our Company by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum

Our Bylaws provide that unless we consent in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada shall be the sole and exclusive forum for state law claims with respect to: (i) any derivative action or proceeding brought in the name or right of our Company or on our behalf, (ii)  any action asserting a claim for breach of any fiduciary duty owed by any director, officer, employee or agent of our Company to us or our shareholders, (iii) any action arising or asserting a claim arising pursuant to any provision of Nevada Revised Statutes Chapters 78 or 92A or any provision of our Articles of Incorporation or Bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine, including, without limitation, any action to interpret, apply, enforce or determine the validity of our Articles of Incorporation or Bylaws. This exclusive forum provision would not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. The enforceability of similar exclusive forum provisions in other corporations’ bylaws has been challenged in legal proceedings, and it is possible that a court could rule that this provision in our Bylaws is inapplicable or unenforceable.

Transfer Agent and Registrar

Our transfer agent and registrar is Continental Stock Transfer & Trust Company whose address is 1 State Street, 30th Floor, New York , NY 10004.

Listing

Our common stock is listed on The Nasdaq Capital Market under the symbol “HOTH.”

PLAN OF DISTRIBUTION

Each selling shareholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling shareholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Sheppard, Mullin, Richter & Hampton LLP, New York, New York. Additional legal matters may be passed upon for us or any underwriters, dealers, or agents by counsel that we will name in the applicable prospectus supplement.

EXPERTS

Our consolidated balance sheets as of December 31, 2020 and 2019, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity and cash flows for the years ended December 31, 2020 and 2019, incorporated by reference in this prospectus and the registration statement, of which it forms a part, have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon incorporated by reference herein, and are included in reliance on such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the sale, from time to time, of the shares of common stock held by the selling shareholders named in this prospectus and any applicable prospectus supplement.

This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities being offered under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement.

You may read and copy the registration statement, as well as our reports, proxy statements and other information, on the SEC’s website at http://www.sec.gov. You can also obtain copies of materials we file with the SEC from our website found at www.hoththerapeutics.com. Information on our website does not constitute a part of, nor is it incorporated in any way, into this prospectus and should not be relied upon in connection with making an investment decision.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The documents incorporated by reference into this prospectus contain important information that you should read about us.

The following documents are incorporated by reference into this prospectus and any applicable prospectus supplement:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 16, 2021;

●	our Current Reports on Form 8-K (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) filed with the SEC on January 4, 2021, January 25, 2021, January 29, 2021, February 23, 2021 and March 9, 2021;

●	our definitive Proxy Statement on Schedule 14A for our 2020 Annual Meeting of Shareholders, filed with the SEC on May 19, 2020; and

●	the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on February 6, 2019, including any amendments or reports filed with the SEC for the purposes of updating such description.

All documents subsequently filed by us (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the shares of common stock made by this prospectus are deemed to be incorporated by reference into this prospectus. Such future filings will become a part of this prospectus from the respective dates that such documents are filed with the SEC.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that such statement contained herein or in any other subsequently filed document, which is also incorporated or deemed to be incorporated herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The documents incorporated by reference into this prospectus are also available on our corporate website at www.hoththerapeutics.com. Information contained on, or that can be accessed through, our website is not part of this prospectus, and you should not consider information on our website to be part of this prospectus or any prospectus supplement unless specifically incorporated herein by reference. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered a copy of any or all of the documents incorporated by reference in this prospectus and any prospectus supplement free of charge upon request for such documents in writing or by telephone at the following address:

Hoth Therapeutics, Inc.

1 Rockefeller Plaza, Suite 1039

New York, New York 10020

Attention: Secretary

15,569,621 Shares of Common Stock

PROSPECTUS

We have not authorized any dealer, salesperson, or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of the Company have not changed since the date of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions, all of which shall be borne by the selling stockholders. All of such fees and expenses, except for the SEC Registration Fee, are estimated:

SEC registration fee	$3,687
Legal fees and expenses	$25,000
Printing fees and expenses	$1,000
Accounting fees and expenses	$5,000
Miscellaneous fees and expenses	$1,313

Total	$36,000

Item 15. Indemnification of Officers and Directors.

Section 78.7502(1) of the Nevada Revised Statutes provides that a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except in an action brought by or on behalf of the corporation) if that person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with such action, suit or proceeding, if that person acted in good faith and in a manner which that person reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, alone, does not create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in, or not opposed to, the best interests of the corporation, and that, with respect to any criminal action or proceeding, the person had reasonable cause to believe his action was unlawful.

Section 78.7502(2) of the Nevada Revised Statutes provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit brought by or on behalf of the corporation to procure a judgment in its favor because the person acted in any of the capacities set forth above, against expenses, including amounts paid in settlement and attorneys’ fees, actually and reasonably incurred by that person in connection with the defense or settlement of such action or suit, if the person acted in accordance with the standard set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.7502(3) of the Nevada Revised Statutes further provides that, to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections 1 and 2 thereof, or in the defense of any claim, issue or matter therein, that person shall be indemnified by the corporation against expenses (including attorneys’ fees) actually and reasonably incurred by that person in connection therewith.

Section 78.751 of the Nevada Revised Statutes provides that unless indemnification is ordered by a court, the determination to provide indemnification must be made by the stockholders, by a majority vote of a quorum of the board of directors who were not parties to the action, suit or proceeding, or in specified circumstances by independent legal counsel in a written opinion. In addition, the articles of incorporation, bylaws or an agreement made by the corporation may provide for the payment of the expenses of a director or officer of the expenses of defending an action as incurred upon receipt of an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to indemnification. Section 78.751 of the Nevada Revised Statutes further provides that the indemnification provided for therein shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to their heirs, executors and administrators.

Section 78.752 of the Nevada Revised Statutes provides that a corporation may purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the authority to indemnify him against such liabilities and expenses.

Articles of Incorporation

Our Articles of Incorporation and Bylaws provide that the Company shall, to the fullest extent permitted by the provisions of the Nevada Revised Statutes, indemnify any and all persons whom it shall have the power to indemnify under the Nevada Revised Statutes.

Item 16. Exhibits.

a) Exhibits.

Exhibit Numbers	Exhibit Description

3.1	Articles of Incorporation (Incorporated by reference to Exhibit 3.1 to the Company’s Form S-1/A filed on December 14, 2018)

3.2	Amendment to Articles of Incorporation (Incorporated by reference to Exhibit 3.2 to the Company’s Form S-1/A filed on December 14, 2018)

3.3	Certificate of Designations, Preferences and Rights of the Series A Convertible Preferred Stock (Incorporated by reference to Exhibit 3.3 to the Company’s Form S-1/A filed on December 14, 2018)

3.4	Amendment to Articles of Incorporation (Incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed on February 20, 2019)

3.5	Amended and Restated Bylaws (Incorporated by reference to Exhibit 3.2 to the Company’s Form 8-K filed on February 20, 2019)

5.1*	Opinion of Sheppard, Mullin, Richter & Hampton LLP as to the legality of the securities being registered

23.1*	Consent of WithumSmith+Brown, PC

23.2*	Consent of Sheppard, Mullin, Richter & Hampton LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature pages to the registration statement).

* Filed herewith.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) each prospectus filed pursuant to Rule 424(b)(3) as part of a registration statement as of the date the filed prospectus was deemed part of and included in the registration statement.

(B) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 23, 2021.

HOTH THERAPEUTICS, INC.

By:	/s/ Robb Knie
Robb Knie
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Robb Knie, his/her true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him/her and in his/her name, place and stead, in any and all capacities to sign any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement, any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or substitutes for him, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robb Knie	Chief Executive Officer, President and Director	March 23, 2021
Robb Knie	(Principle Executive Officer)

/s/ David Briones	Chief Financial Officer	March 23, 2021
David Briones	(Principal Financial and Accounting Officer)

/s/ Stefanie Johns	Chief Scientific Officer	March 23, 2021
Stefanie Johns

/s/ Vadim Mats	Director	March 23, 2021
Vadim Mats

/s/ Wayne Linsley	Director	March 23, 2021
Wayne Linsley

/s/ David B. Sarnoff	Director	March 23, 2021
David B. Sarnoff

/s/ Graig Springer	Director	March 23, 2021
Graig Springer

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